Exhibit 10.17

August 14, 2006

Dear Francisco,

We are delighted to offer you the position of Senior Vice President of Consulting Services and Business Operations. Your compensation will be composed of an annual base salary of $210,000.00 ($17,500.00 per month). Your annual target variable compensation will be $65,000 and will be tied to objectives that you and Nick establish. Variable bonus payouts will be made on a semi-annual basis. As we discussed, we anticipate you beginning in this role on August 16, 2006.

PAR3 will offer you a comprehensive benefits plan in which you will be able to enroll yourself and your family. You will be eligible for benefits on the first of the month following your start date. The plan will include the following items.

• Family Health Plan	• Life Insurance
• Dental Plan	• Ten paid holidays
• Disability Insurance	• 401K with eligibility in three months
• Paid Time-Off (PTO) of up to sixteen days per year for use as vacation, personal time off, and sick days. PTO accrues / is calculated on regular hours worked each pay period

Relocation Guidelines:

•	Pre-Move Trips: If necessary, we will provide you and your family with one trip to Seattle prior to your actual move. These trips will include airfare, hotel and meals.

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Shipping and storage of household goods: We will pay for the packing, shipping and storage (as needed for up to 60 days) for your household goods. Please provide us with estimates as soon as possible so that we can build this expense into your relocation package cost estimates. We will pay the vendor directly for this cost.

•	Travel to destination: We’ll pay airfare for transit to Seattle (you/your family).

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Temporary Housing: We will pay for your temporary housing accommodations upon relocating to Seattle until you are able to find and move in to a residence, for up to 3 months. We will cover up to $3,000/month in rental costs. Meals are not included in temporary living expenses.

•	Miscellaneous “start-up” costs: We will provide you with $5,000 (net) for miscellaneous expenses associated with your relocation, such as: service initiation, hook-ups, etc.

Stock Options: In addition, you will be eligible to participate in our key employee stock option program. Upon joining the Company we will recommend to the PAR3 Communications Board of Directors to grant you options for seven-hundred fifty thousand (750,000) shares. The Board of Directors shall determine the price per share. These options will vest according to the following schedule: 25% on the first anniversary of your option grant date, and 1/36th of the remaining per month for 36 months after the first anniversary of your option grant date. Vesting is subject to your continued employment with the Company. The options will be incentive stock options to the maximum extent allowed by the federal tax code and will be subject to the terms of the Company’s 2000 Stock Option Plan.

Other terms:

1.	Proprietary Information, Assignment of Inventions and Non-Compete Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to a company officer, of the Company’s Proprietary Information, Assignment of Inventions and Non-Compete Agreement. A copy of this agreement is enclosed for your review and execution. Please sign and return this agreement with your acceptance letter.

2.	At-Will Employment. It is important that you understand that Washington is an “at will” employment state which means that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

3.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us on your first day of work, or our employment relationship with you may be terminated.

4.	Confidentiality of Terms. You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

5.	Reference/Background Check and Pre-employment Drug Screening. In connection with your consideration for employment, you agree that the Company may contact any of your references and may attempt to verify the information you provided on your employment application. Company may require a pre-employment drug test. This offer is contingent upon satisfactory results of such checks and tests. If at any time the Company determines statements made on your employment application are false, the Company may terminate your employment.

6.	No Violation of Other Agreements. The Company is extending this offer contingent upon the understanding that your joining the Company and performing your duties with the Company will not violate any court order to which you are subject or any agreement such as a non-competition, confidentiality or similar agreement to which you are or have been a party.

7.	Governing Law. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Washington as applied to agreements entered into and to be performed within Washington solely by residents of that state.

8.	Severability. The invalidity or unenforceability of any provision or provisions of this agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

9.	Entire Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

10.	Amendments. This letter may not be modified or amended except by a written agreement, signed by an authorized officer of the Company and by you.

11.	Offer Period. This offer is valid through August 18, 2006.

We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Proprietary Information, Assignment of Inventions and Non-Compete Agreement.

Very truly yours,
PAR3 Communications, Inc.

/s/ Nicholas Tiliacos
Nicholas Tiliacos
President and CEO
August 14, 2006

OFFER ACCEPTED AND AGREED:

/s/ Francisco Thions
Francisco Thions

Date: August 14, 2006